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                                                                     EXHIBIT 5.1









               [HONIGMAN MILLER SCHWARTZ AND COHN LLP LETTERHEAD]



                                  July 30, 2003



Childtime Learning Centers, Inc.
21333 Haggerty Road, Suite 300
Novi, Michigan  48375

Ladies and Gentlemen:

         We have represented Childtime Learning Centers, Inc., a Michigan corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8 (the "Registration Statement"), for registration under the Securities Act of 1933, as amended (the "Securities Act"), of a maximum of 1,500,000 of the Company's Common Stock, no par value per share (the "Common Stock"), issued or to be issued pursuant to awards of restricted stock and grants of stock options under the Childtime Learning Centers, Inc. 2003 Equity Compensation Plan (the "Plan").

         Based upon our examination of such documents and other matters as we deem relevant, it is our opinion that the Common Stock to be offered by the Company under the Plan pursuant to the Registration Statement (1) have been duly authorized, and (2) when issued and sold by the Company in accordance with the Plan and the restricted stock awards and stock options granted thereunder, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission thereunder.

                                      Very truly yours,

                                      /s/ HONIGMAN MILLER SCHWARTZ AND COHN LLP

                                      HONIGMAN MILLER SCHWARTZ AND COHN LLP